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                                                                    Exhibit 99.2

                                                           FOR IMMEDIATE RELEASE

CONTACT:
INVESTOR RELATIONS
Matt Derdeyn
Group Vice President,
    Corporate Finance and Treasurer
(845) 695-2612

                        MEDIACOM BROADBAND LLC ANNOUNCES
                   PROPOSED OFFERING OF SENIOR NOTES DUE 2015

Middletown, NY --- August 16, 2005 --- Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation (NASDAQ: MCCC), announced today that they intend to offer $300.0 million in aggregate principal amount of senior notes due 2015 (the "Senior Notes"). Mediacom Broadband LLC will use the net proceeds of the offering for working capital and other general corporate purposes and, until needed for a specific application, will apply a portion to repay all borrowings outstanding under its subsidiaries' revolving credit facility, which are expected to total approximately $220 million on the issue date of the Senior Notes. Up to $70.0 million of the net proceeds of the offering may be used to make loans to Mediacom LLC, an affiliate of Mediacom Communications, and/or one or more of its subsidiaries. Mediacom Broadband LLC might also temporarily invest some or all of such net proceeds in short-term marketable securities.

The Senior Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Senior Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those Mediacom Broadband LLC and Mediacom Broadband Corporation anticipate. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Mediacom Broadband LLC and Mediacom Broadband Corporation file from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to Mediacom Broadband LLC and Mediacom Broadband Corporation as of the date of this press release, and Mediacom Broadband LLC and Mediacom Broadband Corporation assume no obligation to (and expressly disclaim any such obligation to) publicly update or alter their forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.